Filed Pursuant to Rule 433
Registration Statement No. 333-133985
May 14, 2007

The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class 1-P, Class 2-P, Class 3-P, Class I-X, Class II-X, Class I-LT-R, Class II-LT-R, Class I-R and Class II-R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

Class	Related Mortgage Pool	Class Principal or Notional Amount(1)	Initial Interest Rate(2)	Interest Rate Formula or Interest Rate (on or until related Initial Optional Termination Date)(3)(5)	Interest Rate Formula or Interest Rate (after related Initial Optional Termination Date)(4)(5)	Principal Type	Certificate Insurance Policy	Interest Type	Initial Certificate Ratings(6)
									S&P	Moody’s	Fitch
1-A1	1	$435,909,000	6.510%	6.510%(7)	6.510%(7)	Super Senior	No	Fixed Rate(7)	N/R	Aaa	AAA
2-A1	2	$156,087,000	5.530%	LIBOR plus 0.210%	LIBOR plus 0.420%	Super Senior	No	Variable Rate	N/R	Aaa	AAA
A2(8)	1, 2	$82,606,000	5.570%	LIBOR plus 0.250%	LIBOR plus 0.500%	Senior Support, Component	No	Variable Rate	N/R	Aaa	AAA
A3(8)	1, 2	$74,957,000	5.640%	LIBOR plus 0.320%	LIBOR plus 0.640%	Senior Support, Component	No	Variable Rate	N/R	Aaa	AAA
2-AIO	2	(9)	0.950%	6.270% - LIBOR	6.270% - LIBOR	Senior, Interest Only	No	Variable Rate	N/R	Aaa	AAA
3-A1	3	$222,559,000	5.480%	LIBOR plus 0.160%	LIBOR plus 0.160%	Senior	Yes	Variable Rate	AAA	Aaa	N/R
3-A2	3	$30,957,000	5.780%	5.780%	6.280%	Senior	Yes	Fixed Rate	AAA	Aaa	N/R
3-A3-1	3	$20,000,000	5.920%	5.920%	6.420%	Senior	Yes	Fixed Rate	AAA	Aaa	N/R
3-A3-2	3	$22,713,000	5.820%	(10)	(10)	Senior	Yes	Variable Rate	AAA	Aaa	N/R
3-A3-3	3	(11)	1.180%	(11)	(11)	Senior, Interest Only	Yes	Variable Rate	AAA	Aaa	N/R
3-A4	3	$27,106,000	6.060%	6.060%	6.560%	Senior	Yes	Fixed Rate	AAA	Aaa	N/R
3-A5(12)	3	$35,926,000	5.720%	5.720%	6.220%	Senior NAS	Yes	Fixed Rate	AAA	Aaa	N/R
3-A6	3	$210,242,000	6.500%	6.500%	6.500%	Super Senior	No	Fixed Rate	AAA	Aaa	N/R
3-A7	3	$94,084,000	6.500%	6.500%	6.500%	Senior Support	Yes	Fixed Rate	AAA	Aaa	N/R
3-AIO	3	(13)	0.500%	(13)	(13)	Senior, Interest Only	No	Fixed Rate	AAA	Aaa	N/R
I-M1	1, 2	$30,900,000	5.820%	LIBOR plus 0.500%	LIBOR plus 0.750%	Subordinate	No	Variable Rate	N/R	Aa1	AA+
I-M2	1, 2	$26,045,000	5.820%	LIBOR plus 0.500%	LIBOR plus 0.750%	Subordinate	No	Variable Rate	N/R	Aa1	N/R
I-M3	1, 2	$15,009,000	6.120%	LIBOR plus 0.800%	LIBOR plus 1.200%	Subordinate	No	Variable Rate	N/R	Aa2	N/R
I-M4	1, 2	$8,828,000	6.320%	LIBOR plus 1.000%	LIBOR plus 1.500%	Subordinate	No	Variable Rate	N/R	Aa3	N/R
I-M5	1, 2	$7,505,000	6.820%	LIBOR plus 1.500%	LIBOR plus 2.250%	Subordinate	No	Variable Rate	N/R	A1	N/R
I-M6	1, 2	$7,504,000	7.020%	LIBOR plus 1.700%	LIBOR plus 2.550%	Subordinate	No	Variable Rate	N/R	A2	N/R
I-M7	1, 2	$6,622,000	7.020%	LIBOR plus 1.700%	LIBOR plus 2.550%	Subordinate	No	Variable Rate	N/R	A3	N/R
I-M8	1, 2	$7,063,000	7.020%	LIBOR plus 1.700%	LIBOR plus 2.550%	Subordinate	No	Variable Rate	N/R	Baa1	N/R
I-M9	1, 2	$3,090,000	7.020%	LIBOR plus 1.700%	LIBOR plus 2.550%	Subordinate	No	Variable Rate	N/R	Baa2	N/R
I-M10	1, 2	$3,090,000	7.020%	LIBOR plus 1.700%	LIBOR plus 2.550%	Subordinate	No	Variable Rate	N/R	Baa3	N/R
II-M1	3	$25,978,000	6.030%	6.030%	6.530%	Subordinate	No	Fixed Rate	AA+	Aa1	N/R
II-M2	3	$21,393,000	6.110%	6.110%	6.610%	Subordinate	No	Fixed Rate	AA	Aa2	N/R
II-M3	3	$7,641,000	6.270%	6.270%	6.770%	Subordinate	No	Fixed Rate	AA-	Aa3	N/R
II-M4	3	$7,641,000	6.510%	6.510%	7.010%	Subordinate	No	Fixed Rate	A+	A1	N/R
II-M5	3	$8,022,000	6.620%	6.620%	7.120%	Subordinate	No	Fixed Rate	A	A2	N/R
II-M6	3	$3,820,000	6.830%	6.830%	7.330%	Subordinate	No	Fixed Rate	A-	A3	N/R
II-M7	3	$4,967,000	7.000%	7.000%	7.500%	Subordinate	No	Fixed Rate	BBB+	Baa1	N/R

Class	Related Mortgage Pool	Class Principal or Notional Amount(1)	Initial Interest Rate(2)	Interest Rate Formula or Interest Rate (on or until related Initial Optional Termination Date)(3)(5)	Interest Rate Formula or Interest Rate (after related Initial Optional Termination Date)(4)(5)	Principal Type	Certificate Insurance Policy	Interest Type	Initial Certificate Ratings(6)
									S&P	Moody’s	Fitch
II-M8	3	$3,820,000	7.000%	7.000%	7.500%	Subordinate	No	Fixed Rate	BBB	Baa2	N/R
_____________________
(1)	These balances are approximate as described in the prospectus supplement.
(2)	Reflects the interest rate as of the May 11, 2007 closing date.
(3)
Reflects the interest rate formula or interest rate up to and including the earliest possible distribution date on which the master servicer has the option to purchase the mortgage loans in (i) pool 1 and pool 2 (in the aggregate) and (ii) pool 3, as applicable, as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(4)
Reflects the interest rate formula if the option to purchase the mortgage loans in the related mortgage pool or pools is not exercised by the master servicer at the earliest possible distribution date, as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(5)
Each interest rate or interest rate formula is subject to the applicable net funds cap, as described in the prospectus supplement under “Summary of Terms—The Certificates—Payments on the Certificates—Interest Distributions.”

(6)	The designation “N/R” means that the specified rating agency will not publicly rate the certificates of that class.
(7)
Reflects the interest rate for the Class 1-A1 Certificates up to and including the distribution date in February 2012. Beginning on the distribution date in March 2012, the interest rate for the Class 1-A1 Certificates will be equal to the lesser of (i) six-month LIBOR + 1.2500% and (ii) the applicable pool 1 net funds cap, as described in the prospectus supplement.

(8)
The Class A2 and Class A3 Certificates will each be issued in two components: a component in respect of pool 1 and a component in respect of pool 2, as described in the prospectus supplement. Each component will accrue interest at the rate described in the table above. The components are not severable.

(9)
The Class 2-AIO Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional balance equal to the sum of (a) the class principal amount of the Class 2-A1 Certificates and (b) the component principal amount of the A2(2) and A3(2) Components immediately before the related distribution date. The initial class notional amount of the Class 2-AIO Certificates is equal to $220,863,000.

(10)
The Class 3-A3-2 Certificates will bear interest for any distribution date based on an interest rate equal to the least of (1) 7.00% per annum, (2) one-month LIBOR + 0.50% and (3) the pool 3 adjusted net WAC, as described in the prospectus supplement.

(11)
The Class 3-A3-3 Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional balance equal to the class principal amount of the Class 3-A3-2 Certificates immediately before the related distribution date, at an interest rate equal to the greater of (1) 0.00% per annum and (2) the excess, if any, of (A) the lesser of (I) the pool 3 adjusted net WAC, as described in the prospectus supplement, and (II) 7.00% per annum, over (B) the interest rate for such distribution date of the Class 3-A3-2 Certificates. The initial class notional amount of the Class 3-A3-3 Certificates is equal to $22,713,000.

(12)
The Class 3-A5 Certificates will not receive principal payments at the same rate as the other senior certificates because principal payments generally will not be distributable to the Class 3-A5 Certificates until the distribution date in May 2010.

(13)
The Class 3-AIO Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional balance equal to the aggregate class principal balance of the Class 3-A1, Class 3-A2, Class 3-A3-1, Class 3-A3-2, Class 3-A4, Class 3-A5 Certificates, at an interest rate equal to the lesser of (1) 0.50% per annum and (2) the excess, if any, of (x) the pool 3 adjusted net WAC, as described in the prospectus supplement over (y) 6.06% per annum. The initial class notional amount of the Class 3-AIO Certificates is equal to $359,261,000.

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay/Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations(5)	Incremental Denominations	CUSIP Number
1-A1	CM	24 day	30 / 360	May 25, 2037	May 25, 2015	$25,000	$1	52524P AA0
2-A1	DD	0 day	Actual / 360	May 25, 2037	May 25, 2015	$25,000	$1	52524P AD4
A2	DD	0 day	Actual / 360	May 25, 2037	May 25, 2015	$25,000	$1	52524P AW2
A3	DD	0 day	Actual / 360	May 25, 2037	May 25, 2015	$25,000	$1	52524P AX0
2-AIO	DD	0 day	Actual / 360	May 25, 2037	May 25, 2015	$100,000	$1	52524P AF9
3-A1	DD	0 day	Actual / 360	May 25, 2037	February 25, 2010	$25,000	$1	52524P AG7
3-A2	CM	24 day	30/ 360	May 25, 2037	February 25, 2011	$25,000	$1	52524P AH5
3-A3-1	CM	24 day	30/ 360	May 25, 2037	November 25, 2013	$25,000	$1	52524P AY8
3-A3-2	DD	0 day	30/ 360	May 25, 2037	November 25, 2013	$25,000	$1	52524P AZ5
3-A3-3	DD	0 day	30/ 360	May 25, 2037	November 25, 2013	$100,000	$1	52524P BA9
3-A4	CM	24 day	30/ 360	May 25, 2037	May 25, 2015	$25,000	$1	52524P AK8
3-A5	CM	24 day	30/ 360	May 25, 2037	May 25, 2015	$25,000	$1	52524P AL6
3-A6	CM	24 day	30/ 360	May 25, 2037	May 25, 2015	$25,000	$1	52524P AM4
3-A7	CM	24 day	30/ 360	May 25, 2037	May 25, 2015	$25,000	$1	52524P AN2
3-AIO	CM	24 day	30/ 360	May 25, 2037	May 25, 2015	$100,000	$1	52524P AP7
I-M1	DD	0 day	Actual / 360	May 25, 2037	May 25, 2015	$100,000	$1	52524P AQ5
I-M2	DD	0 day	Actual / 360	May 25, 2037	May 25, 2015	$100,000	$1	52524P AR3
I-M3	DD	0 day	Actual / 360	May 25, 2037	May 25, 2015	$100,000	$1	52524P AS1
I-M4	DD	0 day	Actual / 360	May 25, 2037	May 25, 2015	$100,000	$1	52524P BF8
I-M5	DD	0 day	Actual / 360	May 25, 2037	May 25, 2015	$100,000	$1	52524P BG6
I-M6	DD	0 day	Actual / 360	May 25, 2037	May 25, 2015	$100,000	$1	52524P BH4
I-M7	DD	0 day	Actual / 360	May 25, 2037	May 25, 2015	$100,000	$1	52524P BJ0
I-M8	DD	0 day	Actual / 360	May 25, 2037	May 25, 2015	$100,000	$1	52524P BK7
I-M9	DD	0 day	Actual / 360	May 25, 2037	May 25, 2015	$100,000	$1	52524P BL5
I-M10	DD	0 day	Actual / 360	May 25, 2037	May 25, 2015	$100,000	$1	52524P BS0
II-M1	CM	24 day	30/ 360	May 25, 2037	May 25, 2015	$100,000	$1	52524P AT9
II-M2	CM	24 day	30/ 360	May 25, 2037	May 25, 2015	$100,000	$1	52524P AU6
II-M3	CM	24 day	30/ 360	May 25, 2037	May 25, 2015	$100,000	$1	52524P AV4
II-M4	CM	24 day	30/ 360	May 25, 2037	May 25, 2015	$100,000	$1	52524P BM3
II-M5	CM	24 day	30/ 360	May 25, 2037	May 25, 2015	$100,000	$1	52524P BN1
II-M6	CM	24 day	30/ 360	May 25, 2037	May 25, 2015	$100,000	$1	52524P BP6
II-M7	CM	24 day	30/ 360	May 25, 2037	May 25, 2015	$100,000	$1	52524P BQ4
II-M8	CM	24 day	30/ 360	May 25, 2037	May 25, 2015	$100,000	$1	52524P BR2
______________________
(1)
DD = For any distribution date, the close of business on the business day immediately before that distribution date.
CM = For any distribution date, the last business day of the month immediately preceding the month in which such distribution date occurs.

(2)
0 day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or on April 25, 2007 for the first interest accrual period) and ending on the day immediately preceding the related distribution date.
24 day = For any distribution date, the interest accrual period will be the calendar month immediately preceding the month in which the related distribution date occurs.

(3)
The final scheduled distribution date for the certificates is based upon the first distribution date following the distribution date of the last scheduled payment of the latest maturing mortgage loan in the related mortgage pool or mortgage pools as further described in the prospectus supplement.

(4)
The expected final distribution date, based upon (a) 100% of the applicable prepayment assumption for the related mortgage pool, as described in the prospectus supplement under “Yield, Prepayment and Weighted Average Life—Weighted Average Life,” (b) the applicable modeling assumptions for the related mortgage pool used in the prospectus supplement, as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Life” and (c) assuming the option to purchase the mortgage loans for the related mortgage pool or mortgage pools is exercised by the master servicer at the applicable earliest possible distribution date, as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(5)	With respect to initial European investors only, the underwriter will only sell offered certificates in minimum total investment amounts of $100,000.